New Age Alpha Funds Trust 485BPOS

Exhibit 99.(d)(2)

SCHEDULE A-1
Investment Advisory Agreement
between
New Age Alpha Funds Trust (the “Trust”) and
New Age Alpha Advisors, LLC (the “Adviser”)

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Asset Breakpoint	Rate	Effective Date
NAA Large Core Fund	First $500mi $500m - $1bn $1bn - $1.5bn $1.5bn - $2bn $2bn - $2.5bn $2.5bn - $3bn Over $3bn	0.75% 0.725% 0.70% 0.65% 0.60% 0.55% 0.50%	October 25, 2024
NAA Allocation Fund	None	0.95%	October 25, 2024
NAA Large Cap Value Fund	None	0.65%	October 25, 2024
NAA Market Neutral Real Estate Fund	None	1.10%	October 25, 2024
NAA Mid Growth Fund	None	0.75%	October 25, 2024
NAA Opportunity Fund	None	0.90%	October 25, 2024
NAA Risk Managed Real Estate Fund	None	0.75%	October 25, 2024
NAA SMid Cap Value Fund	None	0.75%	October 25, 2024
NAA World Equity Income Fund	None	0.70%	October 25, 2024

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in the Schedule A-1 above.

New Age Alpha Funds Trust		New Age Alpha Advisors, LLC

By:	/s/ Keith D. Kemp	By:	/s/ Armen Arus

Name:	Keith D. Kemp	Name:	Armen Arus

Title:	President	Title:	Manager

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